Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan and 2020 Employee Stock Purchase Plan of Unity Software Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Unity Software Inc. and the effectiveness of internal control over financial reporting of Unity Software Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Francisco, California
February 29, 2024